Filed Pursuant to Rule 433

Registration Statement No. 333-137122

[Husker Ag Letterhead]

October 27, 2006

To: Husker Ag, LLC Members

Subject: Rights Offering

Dear Member:

We are pleased to provide you with the enclosed prospectus for our rights offering. This prospectus is a formal written offer to existing members of Husker Ag (as of August 31, 2006) of the right to subscribe to newly issued membership units on a pro rata basis, based on your percentage ownership interest in the Company. If you are interested in subscribing for additional membership units through this rights offering, you should follow the instructions in the enclosed prospectus.

Please note that we have changed the payment terms for those members exercising their rights. If you exercise your basic subscription rights (as explained in the enclosed prospectus), you will be required to pay the entire $1,000 per unit subscription price to the subscription agent by November 30, 2006.

We had originally intended to require a 10% down payment, with the remaining 90% due within 30 days of a call notice. However, two important factors have caused our board of directors to change the terms of the rights offering that were previously announced to our members. First, our SEC filing process took longer than we anticipated. Second, our site preparation work has proceeded faster than we expected and we also currently expect our design-build contractor to begin construction earlier than originally anticipated. We view the earlier start date as a positive development, but it does mean we will need our equity capital sooner than originally anticipated.

The prospectus is part of a registration statement (which includes exhibits) that we filed with the SEC for the rights offering. Before you invest, you should carefully review the enclosed prospectus, including the risk factors therein, as well as the registration statement and other documents Husker Ag has filed with the SEC for more complete information about Husker Ag and the rights offering. The registration statement and the amendments thereto, along with other documents that we file with the SEC, can be read and reviewed for free at the SEC’s website located at www.sec.gov. A link to the SEC’s website is also provided on Husker Ag’s website at www.huskerag.com. Alternatively, you may contact the Company for free copies of the registration statement, as amended, or any of the other documents that we have filed with the SEC.

If you have any questions regarding this rights offering, please call us at 402-582-4446.

Sincerely,

/s/ Mike Kinney

Mike Kinney

Chairman of the Board